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                                                                       EXHIBIT 5

                     BENESCH, FRIEDLANDER, COPLAN & ARONOFF
                                Attorneys at Law
                             1100 Citizens Building
                               850 Euclid Avenue
                           Cleveland, Ohio 44114-3399
                                 (216) 363-4500




                               February 28, 1994





Board of Directors
Bally's Park Place Funding, Inc.
Park Place and The Boardwalk
Atlantic City, New Jersey  08401

Board of Directors
Bally's Park Place, Inc.
Park Place and The Boardwalk
Atlantic City, New Jersey  08401

Gentlemen:

         We have served as counsel to Bally's Park Place Funding, Inc., a Delaware corporation (the "Company") and Bally's Park Place, Inc., a Delaware corporation (the "Guarantor") in connection with the filing of a Registration Statement on Form S-1 pursuant to the Securities Act of 1933, as amended (the "Registration Statement"), with respect to a proposed public offering by the Company of $425,000,000 principal amount of first mortgage notes due 2004 (the "Notes") and a guaranty of the payment of the principal of and interest on the Notes by the Guarantor (the "Guaranty").

         The Notes are to be issued pursuant to the terms of an indenture among the Company, the Guarantor, Bally's Park Place, Inc., a New Jersey corporation, Bally's Park Place Realty Co., a New Jersey corporation and First Bank National Association, as Trustee (the "Indenture").

         We have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction as being true copies, of all such records of the Company and the Guarantor, all such agreements, certificates of officers of the Company and the Guarantor and others, and such other documents, certificates and corporate or other records as we have deemed necessary as a basis for the opinions set forth herein, including, without limitation, the following: the
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Board of Directors
February 28, 1994
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Registration Statement, a form of the Indenture, a form of the Purchase
Agreement to be entered into by the Company, the Guarantor, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith, Jefferies & Company, Inc., Donaldson, Lufkin & Jenrette Securities Corporation and Libra Investments, Inc. (the "Purchase Agreement"), and the Certificates of Incorporation of the Company and the Guarantor.

         In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified or photostatic copies.

         We have assumed: that each entity that is a party to the Indenture or the Purchase Agreement (other than the Company and the Guarantor), has been duly organized or formed and is validly existing and in good standing as a corporate or similar organization under the law of its jurisdiction of organization, and is qualified to do business and is in good standing as a foreign corporation or other organization in each jurisdiction where by law it is required to be so qualified; that the Indenture and the Purchase Agreement have been duly authorized and will be duly executed and delivered by each other party and constitutes such party's valid and binding obligation, enforceable against such party in accordance with their respective terms; that each other party has the requisite corporate or other organization power and authority to perform such party's obligations under the Indenture and the Purchase Agreement, as the case may be; and that each other party to the Indenture and the Purchase Agreement will perform such party's obligations under the Indenture and the Purchase Agreement, as the case may be.

         We have investigated such questions of law for the purpose of rendering this opinion as we have deemed necessary. We express no opinion in this letter concerning any law other than the laws of the State of Ohio and the State of New York, the General Corporation Law of the State of Delaware and the federal law of the United States of America.

         On the basis of and in reliance on the foregoing, and subject to the limitations, qualifications and exceptions set forth below, we are of the opinion that the Notes and the Guaranty, when duly executed, authenticated, delivered and paid for as contemplated in the Registration Statement, the Indenture and the Purchase Agreement, will be validly issued and will be binding obligations of the Company and the Guarantor, respectively.

         The opinions in the foregoing paragraph are subject to the following additional limitations, qualifications and exceptions:

         A. The effect and application of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws now or hereafter in effect which relate to or limit creditors' rights generally;
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Board of Directors
February 28, 1994
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         B.      The effect and application of general principles of equity, whether considered in a proceeding in equity or at law;

         C. Limitations imposed by or resulting from the exercise by any court of its discretion; and

         D. Limitations imposed by reason of generally applicable public policy principles or considerations.

         The opinions in this letter are rendered only to the Company and the Guarantor in connection with the filing of the Registration Statement and is solely for the benefit of the Company and the Guarantor in connection with such filing. We consent to the filing of this letter as an exhibit to the Registration Statement and to being named in the Registration Statement under the heading "Legal Matters" as counsel for the Company. The opinions may not be relied upon by any other person, firm or corporation for any purpose without our prior written consent. This letter may not be paraphrased, quoted or summarized, nor may it be duplicated or reproduced in part.

                               Very truly yours,

                               /s/ Benesch, Friedlander, Coplan & Aronoff

                               BENESCH, FRIEDLANDER,
                               COPLAN & ARONOFF